EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” and to the use of our reports (i) dated March 30, 2012 with respect to the 2011 consolidated financial statements of ICON ECI Fund Fifteen, L.P. and to the December 31, 2011 consolidated balance sheet of ICON GP 15, LLC, (ii) dated April 1, 2011 with respect to the December 31, 2010 balance sheet of ICON GP 15, LLC, and (iii) dated February 11, 2011 with respect to the December 31, 2010 balance sheet of ICON ECI Fund Fifteen, L.P. in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-169794) and related Prospectus of ICON ECI Fund Fifteen, L.P. for the registration of up to 420,000 limited partnership interests.

/s/ ERNST & YOUNG LLP

New York, New York

March 30, 2012